Midway Gold Announces CFO Resignation

Denver, Colorado – Midway Gold Corp. (TSX and NYSE-MKT: MDW) (the “Company” or “Midway”)

announces that Mr. John Labate has advised the Company that, effective August 20, 2013, he will step down as Chief Financial Officer for personal reasons. The Company thanks Mr. Labate for his service to the Company and wishes him well in his future endeavors. The search for his successor has begun; meanwhile, Fritz Schaudies will re-join the Company as Interim CFO.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).